Exhibit 4.2(b)

[FORM OF FLOATING RATE SENIOR DEBT SECURITY]

INTEREST PAYMENTS ON THIS SECURITY GENERALLY WILL BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER (X) AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR (Y) AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE COMPANY AS DESCRIBED IN ARTICLE 6, PARAGRAPH 4 OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED; THE “SPECIAL TAXATION MEASURES ACT”) (A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION DESCRIBED IN ARTICLE 6, PARAGRAPH 9 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, FINANCIAL INSTITUTION OR FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH 6 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION NOT DESCRIBED IN THE PRECEDING PARAGRAPH, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A CURRENT RATE OF 15.315% (15% ON OR AFTER JANUARY 1, 2038) OF THE AMOUNT OF SUCH INTEREST.

		[CUSIP Number]:	[ ]
		[ISIN Code]:	[ ]
		[Common Code]:	[ ]

No. [ ]	$[ ]

MITSUBISHI UFJ FINANCIAL GROUP, INC.

GLOBAL SECURITY

FLOATING RATE SENIOR NOTES DUE [                ]

Mitsubishi UFJ Financial Group, Inc., a corporation (kabushiki kaisha) established under the laws of Japan (the “Company”), for value received, hereby promises to pay to [Cede & Co.], or registered assigns, on [                    ], the principal sum set forth above or such other amount as is shown on the Register on [                    ] in United States Dollars at the Company’s office or agency for said purpose in the Borough of Manhattan, The City of New York (or at such other office or agency as the Company shall have appointed for such purpose), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, at a per annum rate equal to the London interbank offered rate for three-month deposits in U.S. dollars plus [    ]% computed on the basis of [the actual number of days and a 360-day year], payable quarterly in arrears on [                    ], [                    ], [                    ] and [                    ] of each year, subject to adjustments as described below, on said principal sum in like coin or currency at said office or agency from [                        ], [                    ], [                    ] or [                    ], as the case may be, subject to adjustments as described below, next preceding the date of this Security to which interest on the Securities has been paid or duly provided for, unless the date hereof is a date to which interest on the Securities has been paid or duly provided for, in which case from the date of this Security, or unless no interest has been paid or duly provided for on the Securities, in which case from [                    ], until payment of said principal sum has been made or duly provided for.

If [                    ], [                    ], [                    ] or [                    ], as the case may be (each, an “Interest Payment Date”), other than the maturity date, falls on a day that is not both a Business Day and London Banking Day, the Interest Payment Date shall be adjusted to be the next succeeding day that is both a Business Day and London Banking Day, except that if such day is in the next succeeding calendar month, the Interest Payment Date shall be adjusted to be the immediately preceding day that is both a Business Day and London Banking Day.

In the event [                    ] or any other date fixed for redemption of the Securities is not both a Business Day and London Banking Day, the payment of interest and principal in respect of the Securities shall be made on the next succeeding day that is both a Business Day and London Banking Day, and no interest on such payment shall accrue for the period from and after [                    ] or any such other date fixed for redemption of the Securities. As used herein, “Business Day” means a day which is not a day on which banking institutions in New York City and Tokyo are authorized by law or regulation to close, and “London Banking Day” means a day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

As used herein, “Interest Period” means each period beginning on (and including) an Interest Payment Date (after any adjustments to make such date a Business Day and London Banking Day) and ending on (but excluding) the next Interest Payment Date (after any adjustments to make such date a Business Day and London Banking Day). For purposes of the first interest payment on [                    ], the Interest Period shall begin on (and include) [                    ]. For purposes of the interest payment on the maturity date, the Interest Period shall end on (and exclude) [                    ].

Notwithstanding the foregoing, if the date hereof is after [5 p.m.], New York City time, on the day [five] Business Days immediately preceding the following Interest Payment Date, this Security shall bear interest from such Interest Payment Date; provided, however, that if the Company shall default in the payment of interest due on such Interest Payment Date (in such case, as such date is extended by the period of grace set forth in the Indenture), then this Security shall bear interest from the next preceding Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for on this Security, from [                    ]. The interest so payable will be paid to the person in whose name this Security is registered at [5 p.m.], New York City time, on the day [five] Business Days immediately preceding such Interest Payment Date (each, a “record date”); provided that, unless this Security is a Global Security, interest may be paid, at the option of the Company, by mailing a check therefor payable to the registered holder entitled thereto at his last address as it appears on the Register.

This Security is being deposited with DTC acting as depositary, and registered in the name of [Cede & Co.], a nominee of DTC. [Cede & Co.], as holder of record of this Security, shall be entitled to receive payments of principal and interest, other than principal and interest due upon redemption. Payment of interest on this Security will be made (i) by U.S. dollar check drawn on a bank in New York City mailed to the registered holder at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the registered holder with a bank in New York City.

Reference is made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:
Name:
Title:

Certificate of Authentication

This is one of the Global Securities described in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON
as Trustee

By:
Name:
Title:

REVERSE OF SECURITY

1.	General

(a) This Security is one of a duly authorized issue of debt securities of the Company, issued or to be issued pursuant to an indenture dated as of [                    ] (the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon, as Trustee (herein called the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Securities. Terms used herein not otherwise defined shall have the meaning ascribed to such term in the Indenture.

(b) The Securities will constitute direct, unconditional, unsubordinated and unsecured obligations of the Company and rank senior to all of the existing and future subordinated debt of the Company and equally in right of payment with all of the existing and future unsecured and unsubordinated debt of the Company (except for statutorily preferred exceptions) from time to time outstanding.

(c) Certain provisions herein are summaries of, and subject to, the detailed provisions of the Indenture.

2.	Calculation and Notification of Interest

(a) The Floating Interest Rate (as defined below) for each Interest Period in respect of the Securities will be determined by the Calculation Agent (as defined below) on the following basis:

(i) The Bank of New York Mellon, as calculation agent (in such capacity together with any successor, the “Calculation Agent”) will determine the rate for deposits in U.S. dollars for a period equal or comparable to the relevant Interest Period which appears on the display page designated LIBOR01 on the Reuters service (or any such other page as may replace that page on that service, or such other service as may be nominated by ICE Benchmark Administration Limited (“ICE”) or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the second London Banking Day before the first day of the relevant Interest Period (the “Interest Determination Date”).

(ii) If such rate does not appear on that page, the Calculation Agent will:

(A) request the principal London office of each of four major banks selected by the Calculation Agent in the London interbank market to provide a quotation of the rate at which deposits in U.S. dollars are offered by it at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for a period equal or comparable to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time; and

(B) determine the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, 0.000005 being rounded upwards) of such quotations.

(iii) If fewer than two such quotations are provided as requested, the Calculation Agent will determine the arithmetic mean (rounded, if necessary as aforesaid) of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of the relevant Interest Period for loans in U.S. dollars to leading European banks for a period equal or comparable to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time.

(b) The floating interest rate for such Interest Period (the “Floating Interest Rate”) shall be a per annum rate equal to the sum of [        ]% (such rate, the “Spread”) and the rate or the arithmetic mean, as the case may be, determined by one of the methodologies set forth in clauses 2(a)(i) through 2(a)(iii) hereof; provided, however, that if the Calculation Agent is unable to determine a rate or an arithmetic mean, as the case may be, in accordance with the above clauses in relation to any Interest Period, the Floating Interest Rate applicable to the Securities during such Interest Period will be a per annum rate equal to the sum of the Spread and the rate or the arithmetic mean, as the case may be, applicable in relation to the Securities in respect of the immediately preceding Interest Period.

(c) Notwithstanding clause (b) above, if the Company determines that LIBOR has been permanently discontinued or is no longer an acceptable benchmark for debt obligations similar to the Securities, the Calculation Agent will use, if and as directed by the Company, as a substitute for LIBOR (the “Alternative Rate”) and for each future Interest Determination Date, the alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution, including any committee or working group thereof, that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, if and as directed by the Company, make adjustments (the “Adjustments”) to the Alternative Rate or the Spread thereon, as well as the business day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations similar to the Securities; provided, however, that if the Company determines that there is no alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution, including any committee or working group thereof, that is consistent with accepted market practice regarding a substitute for LIBOR, the Company may appoint, in its sole discretion, an independent financial advisor (the “IFA”) to determine the Alternative Rate and make any Adjustments thereon. However, if the Company determines that LIBOR has been discontinued or is no longer an acceptable benchmark for debt obligations similar to the Securities, but for any reason an Alternative Rate has not been determined as of an Interest Determination Date, the Floating Interest Rate and the Spread for the applicable Interest Period will be equal to the rate on the last Interest Determination Date for the Securities using LIBOR as the benchmark, as determined by the Calculation Agent.

(d) The Calculation Agent will, as soon as practicable after the determination of the Floating Interest Rate for each Interest Period in respect of the Securities, calculate the amount of interest (the “Interest Amount”) payable in respect of such Securities for such Interest Period. The Interest Amount will be calculated by applying the Floating Interest Rate for such Interest Period to the principal amount of such Securities, multiplying the product by the actual number of days in such Interest Period (the “Number of Days”) divided by 360 and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(e) All determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate and the Interest Amount, whether by the Calculation Agent, the relevant banks in the London interbank market (or any of them) or the IFA, will, in the absence of willful misconduct or manifest error, be binding on the Company, the Trustee, the Calculation Agent and all holders of the Securities.

(f) The Calculation Agent will cause the Floating Interest Rate, the actual Number of Days in, and the Interest Amount for, the relevant Interest Period, the record date and the Interest Payment Date, in respect of the Securities to be notified to the Company, the Trustee and DTC, or through DTC or through other reasonable means to make such information available, in order that such information will be published or notified to the holders of record as soon as possible after their determination.

3.	Additional Amounts

Subject to certain exceptions as set forth in the Indenture, all payments of principal and interest in respect of the Securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political sub-division of, or any authority in, or of, Japan having power to tax (“Japanese Taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the holder of each Security such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such Security in the absence of such withholding or deduction, provided that, no Additional Amounts shall be payable in relation to any withholding or deduction as set forth in the Indenture.

No additional amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code of 1986 (or any amended or successor version of such Sections), the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any agreement (including any intergovernmental agreement) entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

References to principal or interest in respect of this Security shall be deemed to include any Additional Amounts due in respect of Japanese Taxes which may be payable as set forth in this Security and the Indenture.

4.	Optional Tax Redemption

The Securities may, subject to prior confirmation of the Financial Services Agency of Japan (the “FSA”) (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at the option of the Company, in whole but not in part, at any time, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Securities then outstanding (plus accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines and certifies to the Trustee prior to giving notice of redemption that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after [                    ], the Company is, or on the next Interest Payment Date would be, required to pay any Additional Amounts in respect of Japanese Taxes which cannot be avoided by measures reasonably available to the Company; provided that, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment of Additional Amounts if a payment in respect of the Securities were then due. Prior to the mailing of any notice of redemption of the Securities pursuant to the foregoing, the Company will deliver to the Trustee a certificate signed by a Responsible Officer of the Company stating that the conditions precedent to such redemption have been fulfilled and an opinion of an independent tax counsel or tax consultant of recognized standing reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders.

5.	Event of Default; Acceleration of Maturity; Waiver of Default

In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the entire principal of all the Securities, and the interest accrued thereon, may be declared due and payable immediately, in the manner and with the effect, and subject to the conditions, provided in the Indenture. The Indenture provides that in certain circumstances such declaration and its consequences may be waived by the holders of a majority in aggregate principal amount of the Securities then Outstanding and that, prior to any such declaration, such holders may waive any past default under the Indenture and its consequences except a default in the payment of principal of or interest on any of the Securities. Any such consent or waiver by the holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Security and any Security which may be issued in exchange or substitution herefor, whether or not any notation in regard thereto is made upon this Security or such other Securities.

6.	Supplemental Indentures

The Indenture permits the Company and the Trustee, with the consent (evidenced as provided in the Indenture) of the holders of not less than a majority in aggregate principal amount of the Securities then Outstanding, to enter into supplemental indentures, from time to time and at any time, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Securities; provided, that no such supplemental indenture shall (a) extend the final maturity of the security or of any installment of principal of any Security, or reduce the principal amount, or reduce the rate or extend the time of payment of interest, or reduce any amount payable on redemption, or change the currency in which the principal, including any amount of original issue discount, premium, or interest on, any Security, or modify or amend the provisions for conversion of any currency into another currency, or change any of the Company’s obligations to pay any Additional Amounts, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or impair the right of any holder to institute suit for the enforcement of any payment on any Security when due, or alter the terms on which holders of any Security may convert or exchange senior debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the anti-dilution provisions or other similar adjustment provisions included in the terms of the Securities; or (b) reduce the aforesaid percentage of Securities, the consent of the holders of which is required for any such modification of the Indenture, without the consent of the holder of each Security so affected.

7.	Agreement with Respect to Certain Transfers of Business Under Specified Circumstances

Notwithstanding anything to the contrary in the Indenture or this Security, the holder of each Security acknowledges, accepts, consents and agrees that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), including any such sales, assignments, transfers or conveyances made pursuant to the authority of the Deposit Insurance Corporation to represent and manage and dispose of the Company’s assets under Article 126-5 of the Deposit Insurance Act (or any successor provision thereto) with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), which permission may be granted by a Japanese court in accordance therewith if (i) the Company is under special supervision by, or under special control of, the Deposit Insurance Corporation pursuant to the Deposit Insurance Act, and (ii) the Company’s liabilities exceed, or are likely to exceed, its assets, or the Company has suspended, or is likely to suspend, payment of its obligations.

8.	Denominations; Exchange; Transfer

The Securities are issuable only as registered securities without coupons in minimum principal amounts of $[            ] and in integral multiples of $[            ] in excess thereof.

At the office or agency of the Company referred to on the face hereof or the office of the Trustee or Registrar and in the manner and subject to the limitations provided in the Indenture, Securities may be exchanged for a like aggregate principal amount of Securities of other authorized denominations.

Upon due presentment for registration of transfer of this Security at the above-mentioned office or agency of the Company or the office of the Trustee or Registrar, a new Security or Securities of authorized denominations, for a like aggregate principal amount, will be issued to the transferee as provided in the Indenture. No service charge shall be made for any such transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any duty, tax or governmental charge or insurance charge that may be imposed in relation thereto.

9.	Holders to Be Treated as Owners

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Trustee or any authorized agent of the Company or the Trustee), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof and the Indenture, interest hereon and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

10.	Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or herein, or because of any Indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, executive officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

11.	Governing Law

This Security and the rights of the holder hereof shall be governed by and construed in accordance with the laws of the State of New York.